EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Fourth Quarter and Year End 2009 Results

MIDLAND, MI, January 25, 2010 -- Chemical Financial Corporation (Nasdaq:CHFC) today announced fourth quarter 2009 net income of $2.52 million, or $0.11 per diluted share, versus net income of $2.47 million, or $0.10 per diluted share, in the third quarter of 2009 and $1.59 million, or $0.06 per diluted share, in the fourth quarter of 2008.

Net income was $10.0 million, or $0.42 per diluted share, for the twelve months ended December 31, 2009, compared to net income of $19.8 million, or $0.83 per diluted share, for the twelve months ended December 31, 2008.

"Although fourth quarter 2009 performance improved over last year's comparative quarter, we are not yet satisfied with the level of reported earnings." said David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical Financial Corporation. "The primary contributing factors that led to the modest increase in net income were a lower provision for loan losses and higher noninterest income."

"Full year 2009 earnings were driven lower primarily by three factors: a higher provision for loan losses, higher credit related costs and higher FDIC insurance premiums. While we are encouraged by a decline in nonaccrual loans during the last three months of 2009, our focus remains on improving asset quality. We are pursuing every action available to lower nonperforming asset levels, and credit quality issues will continue to be a primary concern in 2010."

"On the other hand, our recently announced agreement to acquire O.A.K. Financial Corporation (OAK), which we anticipate will close in the second quarter of 2010, is reflective of our optimistic long-term outlook for Michigan, in general, and the Grand Rapids market, in particular. The acquisition will enhance our competitive position, branch distribution system and overall capabilities in the Grand Rapids region and increase the number of experienced banking professionals on the Chemical team," noted Ramaker. "When combined with our balance sheet, capital position and strong liquidity, we anticipate the merged organization will become a force in retaining and expanding current relationships, as well as forging new relationships, in the attractive western Michigan market."

Net interest income was $37.2 million in the fourth quarter of 2009, an increase of $0.6 million, or 1.5 percent, from third quarter 2009 net interest income of $36.7 million and a decrease of $1.3 million, or 3.4 percent, from fourth quarter 2008 net interest income of $38.5 million. The slight increase in net interest income in the fourth quarter of 2009, compared to the third quarter of 2009, was attributable to a decline in interest expense between the two quarters, even though average interest-bearing liabilities were $120 million, or 4.0 percent, higher in the fourth quarter. The decrease in net interest income as compared to the prior year's quarter was primarily attributable to a decrease in net interest margin. The net interest margin (on a tax-equivalent basis) in the fourth quarter of 2009 was 3.77 percent, down from 3.83 percent in the third quarter of 2009 and 4.38 percent in the fourth quarter of 2008. The decreases in net interest margin were partially attributable to the Corporation's decision to maintain a higher degree of liquidity coupled with the loss of interest on nonaccrual loans. For the year 2009, net interest income of $147.4 million increased $2.2 million over 2008, due primarily to balance sheet growth.

Total assets were $4.25 billion at December 31, 2009, down slightly from $4.27 billion at September 30, 2009 and up significantly from $3.87 billion at December 31, 2008. At December 31, 2009, total loans were $2.99 billion, versus $3.00 billion at September 30, 2009 and $2.98 billion at December 31, 2008. Investment securities were $724 million at December 31, 2009, up from $645 million at September 30, 2009 and $547 million at December 31, 2008, as additional liquidity from deposit growth was partially invested during 2009.

Total deposits were $3.42 billion at December 31, 2009, up slightly from $3.40 billion at September 30, 2009, and up significantly from $2.98 billion at December 31, 2008. The $439 million, or 15 percent, growth in deposits during 2009 occurred across almost all of the Corporation's deposit account categories, although most predominately in retail certificates of deposit, and has enabled the Corporation to reduce its long-term wholesale borrowings, while also providing additional liquidity to the balance sheet. Long-term wholesale borrowings, comprised of Federal Home Loan Bank advances, totaled $90 million at December 31, 2009, down from $115 million at September 30, 2009 and $135 million at December 31, 2008.

The provision for loan losses was $15.6 million in the fourth quarter of 2009, compared to $14.2 million in the third quarter of 2009 and $18.0 million in the fourth quarter of 2008. Net loan charge-offs were $12.3 million in the fourth quarter of 2009, up from $6.7 million in the third quarter of 2009 and $7.4 million in the fourth quarter of 2008. As part of its ongoing credit portfolio monitoring program, the Corporation makes regular, periodic assessments of the quality of each nonperforming credit, the financial condition of the borrower and the value of any underlying collateral to identify potential loss exposure on nonperforming loans. The increase in net loan charge-offs in the fourth quarter of 2009, compared to the third quarter of 2009, occurred predominantly in the commercial, commercial real estate and construction loan categories and was attributable to a continued decline in the value of commercial real estate and residential development properties.

At December 31, 2009, nonperforming assets totaled $153.3 million, slightly lower than the $157.5 million reported at September 30, 2009 and up from the $113.3 million reported at December 31, 2008. Nonperforming loans were $135.8 million at December 31, 2009, compared to $138.5 million at September 30, 2009 and $93.3 million at December 31, 2008. Nonperforming loan totals at December 31, 2009 included modified residential real estate loans of $17.4 million, which increased $7.9 million during the quarter. Each of these modified loans was current in accordance with their modified terms at December 31, 2009. Beginning in the second quarter of 2009, the Corporation initiated a residential real estate loan modification program designed to help homeowners struggling to meet their Chemical Bank mortgage obligations stay in their homes. At December 31, 2009, nonperforming loans as a percentage of total loans were 4.54 percent, down slightly from 4.61 percent at September 30, 2009 and up substantially from 3.13 percent at December 31, 2008. Nonaccrual loans declined $13.6 million, or 11.3 percent, in the fourth quarter of 2009 to $106.6 million at December 31, 2009 from $120.2 million at September 30, 2009. Other real estate and repossessed assets declined to $17.5 million at December 31, 2009 from $19.1 million at September 30, 2009 and $19.9 million at December 31, 2008.

The allowance for loan losses was $80.8 million at December 31, 2009, up $3.4 million, or 4.3 percent, from $77.5 million at September 30, 2009 and up $23.8 million, or 41.7 percent, from $57.1 million at December 31, 2008. The allowance for loan losses at December 31, 2009 was

2.70 percent of total loans, up from 2.58 percent of total loans at September 30, 2009 and 1.91 percent of total loans at December 31, 2008. The allowance for loan losses as a percent of nonperforming loans was 60 percent at December 31, 2009, up from 56 percent at September 30, 2009, but down slightly from 61 percent at December 31, 2008.

Total noninterest income was $10.2 million in the fourth quarter of 2009, up $0.1 million from $10.1 million in the third quarter of 2009 and up $0.6 million, or 6.3 percent, from $9.6 million in the fourth quarter of 2008. The Corporation experienced modest declines in a number of noninterest income categories during the fourth quarter of 2009, compared to the third quarter of 2009, although they were slightly more than offset by increases in debit card and mortgage banking revenue. The increase in the fourth quarter of 2009 over the prior year's fourth quarter was primarily attributable to increases in mortgage banking revenue and other charges and fees for customer services, partially offset by declines in trust and investment services revenue.

Operating expenses in the fourth quarter of 2009 were $28.8 million, down $0.8 million from the third quarter of 2009, and up $0.2 million from the fourth quarter of 2008. Fourth quarter 2009 operating expenses included $0.8 million of professional expenses related to the announced merger transaction and $2.8 million of credit related costs, which were $0.9 million higher than the third quarter of 2009. The merger related costs and higher credit related costs in the fourth quarter of 2009 were more than offset by reductions in employee benefit expenses and advertising and marketing costs and the reversal of contingent tax reserves recorded for the Michigan Single Business Tax which were no longer required. For the full year of 2009, total operating expenses were $117.6 million, an $8.5 million, or 7.8 percent, increase over total operating expenses of $109.1 million in 2008. The increase in operating expenses during 2009 was largely driven by higher FDIC premiums and credit related costs and $0.8 million of merger related expenses. FDIC premiums were $7.0 million in 2009, $6.1 million higher than in 2008, while loan collection costs of $9.1 million in 2009 were $2.8 million higher than in 2008. These increases in operating expenses were partially offset by reductions in a number of operating expense categories, including professional fees, intangible asset amortization and miscellaneous non-loan losses. The Corporation's efficiency ratio was 59.8 percent in the fourth quarter of 2009, down from 62.3 percent in the third quarter of 2009 and up from 58.7 percent in the fourth quarter of 2008. The decrease in the efficiency ratio from the third quarter of 2009 was attributable to the decrease in operating expenses.

The Corporation's return on average assets during the fourth quarter of 2009 was 0.24 percent, unchanged from the third quarter of 2009 and up from 0.17 percent in the fourth quarter of 2008. At December 31, 2009, the Corporation's book value stood at $19.85 per share versus $20.58 per share at December 31, 2008.

As previously disclosed, on January 8, 2010, the Corporation announced that it would acquire OAK in an all stock transaction in which each share of OAK will be exchanged for 1.306 shares of Chemical's common stock. Total projected shares to be issued in the transaction are 3.5 million, subject to adjustment in certain limited circumstances. The transaction is expected to be accretive to earnings in 2011. Excluding estimated acquisition-related and integration costs, the Corporation expects the transaction to be accretive to operating results in 2010.

Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 129 banking offices spread over 31 counties in the lower peninsula of Michigan. At December 31, 2009, the Corporation had total assets of $4.3 billion. Chemical Financial Corporation's common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Global Select Market.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation itself. This press release also contains forward-looking statements regarding Chemical's outlook or expectations with respect to the planned acquisition of OAK, the expected costs to be incurred in connection with the acquisition, OAK's future performance and consequences of its integration into Chemical and the impact of the transaction on Chemical's future performance. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and mortgage servicing rights and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary) and management's assumptions concerning pension and other post retirement benefit plans involve judgments that are inherently forward-looking. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on Chemical Financial Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2008; the risk factors described in Item 1A in OAK's Annual Report on Form 10-K for the year ended December 31, 2008; the timing and level of asset growth; changes in market interest rates; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of current and future military actions, and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Risk factors also include, but are not limited to, risks and uncertainties related both to the proposed acquisition of OAK and to the integration of the acquired business into Chemical after closing, including:

Completion of the transaction is dependent on, among other things, receipt of regulatory and OAK shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The impact of the completion of the transaction on Chemical's financial statements will be affected by the timing of the transaction, including in particular the ability to complete the acquisition in the second quarter of 2010.

The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

Chemical's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward, which have been under significant stress recently. Specifically, Chemical may incur more credit losses from OAK's loan portfolio than expected and deposit attrition may be greater than expected.

The integration of OAK's business and operations into Chemical, which will include conversion of OAK's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to OAK's or Chemical's existing businesses.

ADDITIONAL INFORMATION ABOUT THE CHEMICAL/OAK TRANSACTION

Chemical will file a registration statement with the Securities and Exchange Commission (SEC) to register the securities that the OAK shareholders will receive if the merger is consummated. The registration statement will contain a prospectus and proxy statement and other relevant documents concerning the merger. Investors are urged to read the registration statement, the prospectus and proxy statement, and any other relevant documents when they become available because they will contain important information about Chemical, OAK, and the merger. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov.

The proposed transaction will be submitted to the shareholders of OAK for their consideration and approval. In connection with the proposed transaction, OAK will be filing a proxy statement and other relevant documents to be distributed to the shareholders of OAK. Investors are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Chemical and OAK, free of charge from the SEC's website (www.sec.gov), by contacting Chemical Financial Corporation, 333 East Main Street, P.O. Box 569, Midland, MI 48640-0569, Attention: Ms. Lori A. Gwizdala, Investor Relations, telephone 800-867-9757 or by contacting O.A.K. Financial Corporation, 2445 84th Street, SW, Byron Center, MI 49315, Attention: Mr. James A. Luyk, Investor Relations, telephone 616-588-7419. INVESTORS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTION.

OAK and its directors, executive officers, and certain other members of management and employees may be soliciting proxies from OAK shareholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of OAK shareholders in connection with the proposed transaction will be set forth in the proxy statement when it is filed with the SEC. You can find information about OAK's executive officers and directors in its most recent proxy statement filed with the SEC, which is available at the SEC's website (www.sec.gov). You can also obtain free copies of these documents from Chemical or OAK, as appropriate, using the contact information above.

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	December 31 2009	December 31 2008
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$131,383	$168,650
Interest-bearing deposits with unaffiliated banks and others	229,326	4,572
Total Cash and Cash Equivalents	360,709	173,222
Investment securities:
Available-for-sale	592,521	449,947
Held-to-maturity	131,297	97,511
Total Investment Securities	723,818	547,458
Other securities	22,128	22,128
Loans held for sale	8,362	8,463

Loans:
Commercial	584,286	587,554
Real estate commercial	785,675	786,404
Real estate construction	121,305	119,001
Real estate residential	739,380	839,555
Consumer	762,514	649,163
Total Loans	2,993,160	2,981,677
Allowance for loan losses	(80,841)	(57,056)
Net Loans	2,912,319	2,924,621

Premises and equipment	53,934	53,036
Goodwill	69,908	69,908
Other intangible assets	5,408	5,241
Interest receivable and other assets	94,126	70,236
Total Assets	$4,250,712	$3,874,313

Liabilities:
Deposits:
Noninterest-bearing	$573,159	$524,464
Interest-bearing	2,844,966	2,454,328
Total Deposits	3,418,125	2,978,792
Interest payable and other liabilities	27,708	35,214
Short-term borrowings	240,568	233,738
Federal Home Loan Bank advances	90,000	135,025
Total Liabilities	3,776,401	3,382,769

Shareholders' Equity:
Preferred stock, no par value per share	-	-
Common stock, $1 par value per share	23,891	23,881
Surplus	347,676	346,916
Retained earnings	115,391	133,578
Accumulated other comprehensive loss	(12,647)	(12,831)
Total Shareholders' Equity	474,311	491,544
Total Liabilities and Shareholders' Equity	$4,250,712	$3,874,313

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share data)	2009	2008	2009	2008
Interest Income:
Interest and fees on loans	$43,309	$45,357	$172,388	$180,629
Interest on investment securities:
Taxable	3,332	5,148	15,385	21,793
Tax-exempt	964	762	3,596	2,882
Dividends on other securities	259	372	821	1,167
Interest on federal funds sold	-	56	-	1,666
Interest on deposits with unaffiliated banks and others	196	8	541	199
Total Interest Income	48,060	51,703	192,731	208,336

Interest Expense:
Interest on deposits	9,583	11,716	39,500	54,763
Interest on short-term borrowings	183	281	906	2,223
Interest on Federal Home Loan Bank advances	1,081	1,195	4,881	6,097
Total Interest Expense	10,847	13,192	45,287	63,083
Net Interest Income	37,213	38,511	147,444	145,253
Provision for loan losses	15,600	18,000	59,000	49,200
Net Interest Income after
Provision for Loan Losses	21,613	20,511	88,444	96,053

Noninterest Income:
Service charges on deposit accounts	4,911	4,951	19,116	20,048
Trust and investment services revenue	2,218	2,517	9,273	10,625
Other charges and fees for customer services	1,970	1,658	7,736	6,894
Mortgage banking revenue	960	428	4,412	1,836
Investment securities gains	-	-	95	1,722
Other-than-temporary impairment writedown of investment security	-	-	-	(444)
Other	153	50	487	516
Total Noninterest Income	10,212	9,604	41,119	41,197

Operating Expenses:
Salaries, wages and employee benefits	14,353	14,863	60,218	59,227
Occupancy	2,748	2,619	10,359	10,221
Equipment	2,582	2,564	9,723	9,230
Other	9,124	8,583	37,310	30,430
Total Operating Expenses	28,807	28,629	117,610	109,108
Income Before Income Taxes	3,018	1,486	11,953	28,142
Federal Income Tax Expense (Benefit)	500	(100)	1,950	8,300
Net Income	$2,518	$1,586	$10,003	$19,842

Net income per common share:
Basic	$0.11	$0.06	$0.42	$0.83
Diluted	0.11	0.06	0.42	0.83

Cash dividends per common share	0.295	0.295	1.180	1.180

Average common shares outstanding:
Basic	23,890	23,878	23,890	23,840
Diluted	23,914	23,894	23,909	23,853

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in thousands)	2009	2008	2009	2008
Average Balances
Total assets	$4,221,031	$3,807,132	$4,066,229	$3,784,617
Total interest-earning assets	4,014,422	3,567,966	3,847,006	3,550,611
Total loans	3,005,554	2,959,360	2,980,126	2,866,102
Total deposits	3,363,967	2,930,089	3,195,411	2,924,361
Total interest-bearing liabilities	3,156,993	2,738,703	3,002,050	2,711,413
Total shareholders' equity	475,384	503,758	483,034	509,100

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.77%	4.38%	3.91%	4.16%
Efficiency ratio	59.8%	58.7%	61.4%	57.8%
Return on average assets	0.24%	0.17%	0.25%	0.52%
Return on average shareholders' equity	2.1%	1.3%	2.1%	3.9%
Average shareholders' equity as a
percent of average assets	11.3%	13.2%	11.9%	13.5%
Tangible shareholders' equity as a
percent of total assets			9.6%	11.0%
Total risk-based capital ratio			15.5%	16.4%

	Dec 31 2009	Sept 30 2009	June 30 2009	March 31 2009	Dec 31 2008
Credit Quality Statistics
Nonaccrual loans	$106,589	$120,186	$109,944	$94,737	$76,466
Loans 90 or more days past due
and still accruing	11,733	8,699	10,502	10,240	16,862
Loans modified under troubled debt restructurings	17,433	9,567	3,981	-	-
Total nonperforming loans	135,755	138,452	124,427	104,977	93,328
Repossessed assets (RA)	17,540	19,067	18,344	20,688	19,923
Total nonperforming assets	153,295	157,519	142,771	125,665	113,251
Net loan charge-offs (year-to-date)	35,215	22,965	16,300	8,494	31,566

Allowance for loan losses as a
percent of total loans	2.70%	2.58%	2.35%	2.12%	1.91%
Allowance for loan losses as a
percent of nonperforming loans	60%	56%	56%	60%	61%
Nonperforming loans as a
percent of total loans	4.54%	4.61%	4.18%	3.56%	3.13%
Nonperforming assets as a
percent of total loans plus RA	5.09%	5.21%	4.77%	4.23%	3.77%
Nonperforming assets as a
percent of total assets	3.61%	3.69%	3.57%	3.16%	2.92%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	1.18%	1.03%	1.10%	1.15%	1.10%

	Dec 31 2009	Sept 30 2009	June 30 2009	March 31 2009	Dec 31 2008
Additional Data - Intangibles
Goodwill	$69,908	$69,908	$69,908	$69,908	$69,908
Core deposit intangibles	2,331	2,480	2,629	2,847	3,050
Mortgage servicing rights (MSR)	3,077	2,997	2,869	2,377	2,191
Amortization of core deposit intangibles (quarter only)	149	149	217	203	216

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	Dec 31 2009	Sept 30 2009	June 30 2009	March 31 2009	Dec 31 2008
Nonaccrual loans:
Commercial	$19,309	$21,379	$20,371	$16,419	$16,324
Real estate commercial	49,419	58,930	50,067	41,826	27,344
Real estate construction	15,184	18,196	17,935	18,504	15,310
Real estate residential	15,508	15,739	15,905	12,803	12,175
Consumer	7,169	5,942	5,666	5,185	5,313
Total nonaccrual loans	106,589	120,186	109,944	94,737	76,466
Accruing loans contractually past due 90 days
or more as to interest or principal payments:
Commercial	1,371	1,073	1,201	2,581	1,652
Real estate commercial	3,971	2,138	1,542	4,352	9,995
Real estate construction	1,990	675	259	538	759
Real estate residential	3,614	3,839	6,236	1,699	3,369
Consumer	787	974	1,264	1,070	1,087
Total accruing loans contractually past due
90 days or more as to interest or principal
payments	11,733	8,699	10,502	10,240	16,862
Loans modified under troubled debt restructurings	17,433	9,567	3,981	-	-
Total nonperforming loans	135,755	138,452	124,427	104,977	93,328
Other real estate and repossessed assets	17,540	19,067	18,344	20,688	19,923
Total nonperforming assets	$153,295	$157,519	$142,771	$125,665	$113,251

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	Dec 31 2009	Sept 30 2009	June 30 2009	March 31 2009	Dec 31 2008
Allowance for loan losses at beginning of period	$77,491	$69,956	$62,562	$57,056	$46,412
Provision for loan losses	15,600	14,200	15,200	14,000	18,000

Loans charged off:
Commercial	(3,636)	(1,786)	(3,289)	(3,290)	(3,254)
Real estate commercial	(3,009)	(1,703)	(1,930)	(2,589)	(1,645)
Real estate construction	(3,633)	(874)	(762)	(1,700)	(954)
Real estate residential	(1,070)	(1,346)	(1,043)	(235)	(1,106)
Consumer	(1,998)	(1,996)	(1,544)	(1,253)	(1,811)
Total loan charge-offs	(13,346)	(7,705)	(8,568)	(9,067)	(8,770)
Recoveries of loans previously charged off:
Commercial	220	349	130	205	1,094
Real estate commercial	91	91	226	87	11
Real estate construction	261	46	-	-	-
Real estate residential	174	231	127	82	83
Consumer	350	323	279	199	226
Total loan recoveries	1,096	1,040	762	573	1,414
Net loan charge-offs	(12,250)	(6,665)	(7,806)	(8,494)	(7,356)
Allowance for loan losses at end of period	$80,841	$77,491	$69,956	$62,562	$57,056

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	4th Qtr. 2009	3rd Qtr. 2009	2nd Qtr. 2009	1st Qtr. 2009	4th Qtr. 2008
Summary of Operations
Interest income	$48,060	$48,066	$48,283	$48,322	$51,703
Interest expense	10,847	11,403	11,305	11,732	13,192
Net interest income	37,213	36,663	36,978	36,590	38,511
Provision for loan losses	15,600	14,200	15,200	14,000	18,000
Net interest income after provision
for loan losses	21,613	22,463	21,778	22,590	20,511
Noninterest income	10,212	10,092	10,958	9,857	9,604
Operating expenses	28,807	29,582	30,016	29,205	28,629
Income before income taxes	3,018	2,973	2,720	3,242	1,486
Federal income tax expense (benefit)	500	500	426	524	(100)
Net income	$2,518	$2,473	$2,294	$2,718	$1,586

Per Common Share Data
Net income:
Basic	$0.11	$0.10	$0.10	$0.11	$0.06
Diluted	0.11	0.10	0.10	0.11	0.06
Cash dividends	0.295	0.295	0.295	0.295	0.295
Book value - period-end	19.85	20.06	20.23	20.40	20.58
Market value - period-end	23.58	21.79	19.91	20.81	27.88